Exhibit 77(c)

                Matters Submitted to a Vote of Security Holders

1. A special meeting of shareholders of the ING VP Growth Opportunities Portfolio was held on March 25, 2004 to approve an Agreement and Plan of Reorganization by and among ING VP Growth Opportunities Portfolio and ING VP MidCap Opportunities Portfolio providing for the merger of ING VP Growth Opportunities Portfolio with and into ING VP MidCap Opportunities Portfolio;

                                   Shares voted
                                   against or          Total Shares
         Shares voted for          withheld               voted
         ----------------          --------               -----
         5,886,314.749             265,782.523         6,468,760.729


2. A special meeting of shareholders of the ING VP Growth + Value Portfolio was held on March 25, 2004 to approve an Agreement and Plan of Reorganization by and among ING VP Growth + Value Portfolio and ING VP MidCap Opportunities Portfolio providing for the merger of ING Growth +Value Portfolio with and into ING VP MidCap Opportunities Portfolio.

                                   Shares voted
                                   against or          Total Shares
         Shares voted for          withheld               voted
         ----------------          --------               -----
         4,351,801.901             149,601.439         4,715,376.500